FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
April 25, 2011	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS THIRD QUARTER RESULTS
ANNOUNCES DIVIDEND OF $0.12 PER SHARE

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary results of net income available to common shareholders for the third quarter of fiscal 2011 of $1.8 million, an increase of $901,000, or 94.8%, as compared to $949,000 in net income available to common shareholders earned during the same period of the prior fiscal year.  Preliminary third quarter earnings were $.86 per diluted common share, an increase of 91.1%, as compared to $.45 per diluted common share earned during the same period of the prior fiscal year.  For the first nine months of fiscal 2011, preliminary results of net income available to common shareholders was reported to be $8.5 million, an increase of $5.4 million, or 178.0%, as compared to $3.0 million in net income available to common shareholders earned during the same period of the prior fiscal year.  Preliminary earnings for the first nine months of fiscal 2011 were $3.93 per diluted common share, an increase of 171.0%, as compared to $1.45 per diluted common share earned during the same period of the prior fiscal year.

Before an effective dividend on preferred shares of $128,000, preliminary net income for the third quarter of fiscal 2011 was $2.0 million, an increase of $901,000, or 83.7%, as compared to the same period of the prior fiscal year.  For the first nine months of fiscal 2011, before an effective dividend of $384,000 on preferred shares, the Company reported preliminary net income of $8.9 million, an increase of $5.4 million, or 158.2%, as compared to the same period of the prior fiscal year.

On December 17, 2010, the Company’s banking subsidiary, Southern Bank, entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (FDIC), pursuant to which Southern Bank acquired certain assets and assumed certain liabilities of First Southern Bank, Batesville, Arkansas (the “Acquisition”).  As a result of the Acquisition, the Company recorded a bargain purchase gain of $7.0 million ($4.4 million net of tax), partially offset by transaction expenses of $460,000 ($288,000 net of tax) in the second quarter of fiscal 2011.

Excluding the bargain purchase gain and transaction expenses resulting from the Acquisition, it is estimated that the Company would have reported net income available to common shareholders for the first nine months of fiscal 2011 of $4.4 million, or $2.03 per diluted common share.  Before effective dividends on preferred shares, net income for the first nine months of fiscal 2011, excluding the bargain purchase gain and transaction expenses, would have been approximately $4.8 million.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on April 19, 2011, declared its 68th consecutive quarterly dividend since the inception of the Company.  The $.12 cash dividend will be paid on May 31, 2011, to shareholders of record at the close of business on May 13, 2011.  The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first nine months of fiscal 2011, with total assets increasing $150.3 million, or 27.2%, to $702.4 million at March 31, 2011, as compared to $552.1 million at June 30, 2010.  This growth was primarily due to the Acquisition, as a result of which the Company acquired assets, net of cash deployed, reported at a fair value of $78.9 million as of March 31, 2011.  Excluding the Acquisition, asset growth would have been approximately $71.4 million, or 12.9%.

Loans, net of the allowance for loan losses, increased $132.9 million, or 31.7%, to $551.5 million at March 31, 2011, as compared to $418.7 million at June 30, 2010.  The increase primarily reflects the Acquisition, as a result of which the Company acquired loans reported at a fair value of $101.4 million as of March 31, 2011.  Excluding the Acquisition, loan growth would have been approximately $31.5 million, or 7.5%.

Non-performing loans were 0.13% of total loans at March 31, 2011, as compared to 0.08% at June 30, 2010; non-performing assets were 0.32% of total assets at March 31, 2011, compared to 0.37% at June 30, 2010. Our allowance for loan losses at March 31, 2011, totaled $6.4 million, representing 1.15% of total loans and 910% of non-performing loans, as compared to $4.5 million, or 1.07% of total loans, and 1,358% of non-performing loans, at June 30, 2010.  In addition to our allowance for loan losses, the Company also carried a $4.4 million fair value discount related to $14.2 million face value of impaired loans acquired.

Available-for-sale investments decreased $3.5 million, or 5.3%, to $63.4 million at March 31, 2011, as compared to $67.0 million at June 30, 2010.  The Company’s cash and equivalents balance increased $19.3 million, from $34.5 million at June 30, 2010, to $53.8 million at March 31, 2011.

Total liabilities increased $143.1 million to $649.5 million at March 31, 2011, an increase of 28.3% as compared to $506.4 million at June 30, 2010.  This growth was primarily due to the Acquisition, as a result of which the Company acquired liabilities reported at a fair value of $86.7 million as of March 31, 2011.  Excluding the Acquisition, liability growth would have been approximately $56.4 million, or 11.1%.

Deposits increased $153.6 million, or 36.3%, to $576.5 million at March 31, 2011, as compared to $422.9 million at June 30, 2010.  The increase primarily reflects the Acquisition, as a result of which the Company acquired deposits reported at a fair value of $86.7 million as of March 31, 2011.  Excluding the Acquisition, deposit growth would have been approximately $66.9 million, or 15.8%.  The average loan-to-deposit ratio for the third quarter of fiscal 2011 was 99.5%, roughly equal to the ratio for the same period of the prior year.

FHLB advances were $33.5 million at March 31, 2011, as compared to $43.5 million at June 30, 2010. At both dates, FHLB borrowings included no short-term borrowings.  Securities sold under agreements to repurchase totaled $26.0 million at March 31, 2011, as compared to $30.4 million at June 30, 2010.  The full balance of these repurchase agreements was with local small business and government counterparties.

The Company’s stockholders’ equity increased $7.2 million, or 15.8%, to $52.9 million at March 31, 2011, from $45.6 million at June 30, 2010.  The increase was due primarily to retention of net income, partially offset by cash dividends paid on common and preferred stock, and by a decline in the market value of the available for sale investment portfolio.

Income Statement Summary:

The Company’s net interest income for the three- and nine-month periods ended March 31, 2011, was $7.4 million and $16.7 million, respectively, increases of $3.4 million, or 84.4%, and $4.5 million, or 37.5%, respectively, as compared to the same periods of the prior fiscal year.  The increases reflected substantial improvement in the Company’s net interest rate spread, attributable primarily to the Acquisition, through which we obtained assets marked at a fair value that results in an effective yield on the acquired assets that is higher than the Company’s legacy earning assets.  For the third quarter of fiscal 2011, our net interest rate spread was 4.24%, as compared to 2.94% for the same period of the prior fiscal year.  For the first nine months of fiscal 2011, our net interest rate spread was 3.56%, as compared to 3.07% for the same period of the prior year.  Additionally, our growth initiatives, including the Acquisition, resulted in a 30.2% increase in the average balance of interest-earning assets (and a 26.6% increase in interest-bearing liabilities) in the third quarter of fiscal 2011, compared to the same period a year ago, and a 19.7% increase in the average balance of interest-earning assets (and a 17.7% increase in interest-bearing liabilities) in the first nine months of fiscal 2011, compared to the same period a year ago.  Exclusive of the impact of fair value discount accretion on the acquired loan portfolio, and fair value premium amortization on the acquired time deposit portfolio, the Company estimates that its net interest rate spread would have approximated 3.50% for the third quarter of fiscal 2011, an improvement from the Company’s historical results, as the weighted-average coupon of the acquired loans exceeded the yields on the Company’s legacy interest earning assets, and acquired deposits were priced below the Company’s legacy interest bearing liabilities.

The provision for loan losses for the three- and nine-month periods ended March 31, 2011, was $1.2 million, and $2.1 million, respectively, as compared to $160,000 and $680,000 in the same periods of the prior fiscal year.  The provision for the current three- and nine-month periods represents an annualized charge of 0.85% and 0.58% of average loans outstanding, respectively, as compared to 0.16% and 0.23%, respectively, for the same periods of the prior fiscal year.  The increase was attributed to provisioning needed to bring reserves to an appropriate level based on our continued analysis of the loan portfolio, and the current fiscal year’s growth in loan portfolio (including the Acquisition).  Our current quarter’s analysis of the loan portfolio was conducted based on an additional $2.8 million in classified loans, the increase in which was primarily attributable to identification of problem credits within the loan portfolio obtained in the Acquisition.

The Company’s noninterest income for the three- and nine-month periods ended March 31, 2011, was $850,000 and $9.5 million, respectively, increases of $137,000, or 19.3%, and $7.3 million, or 331.9%, respectively as compared to $713,000 and $2.2 million, respectively, for the same periods of the prior fiscal year. The increase for the three-month period was attributed primarily to income generated by ATM/POS network transactions and increased NSF activity.  Approximately 33% of the three-month period increase was attributable to the Acquisition.  The increase for the nine-month period was primarily due to the bargain purchase gain of $7.0 million (pre-tax) recognized in the second quarter of fiscal 2011 as a result of the Acquisition.  Absent the bargain purchase gain, the Company’s noninterest income for the nine-month period ended March 31, 2011, would have been approximately $2.5 million, an increase of $332,000, or 15.0%, compared to the same period of the prior fiscal year.  That increase was also attributable primarily to income generated by AMT/POS network transactions and increased NSF activity.  Approximately 17% of the nine-month period increase would have been attributable to the Acquisition.

Noninterest expense for the three- and nine-month periods ended March 31, 2011, was $4.2 million and $10.9 million, respectively, increases of $913,000, or 28.2%, and $1.5 million, or 16.3%, as compared to the same periods of the prior fiscal year.  The increase for the three-month period was attributed primarily to additional expenses necessary to operate new locations obtained in the Acquisition, which totaled approximately $787,000.  The increase for the nine-month period was also attributed primarily to additional expenses necessary to operate new locations obtained in the Acquisition, which totaled approximately $929,000, as well as approximately $460,000 in charges related directly to the Acquisition (data processing, legal, accounting, consulting, and other expenses).  The efficiency ratio for the three- and nine-month periods ended March 31, 2011, was 50.4% and 41.5%, respectively, as compared to 68.6% and 65.3%, respectively, for the same periods of the prior fiscal year.  Exclusive of the bargain purchase gain and transaction expenses resulting from the Acquisition, the Company estimates that the efficiency ratio for nine-month period ended March 31, 2011, would have been 54.2%, and noninterest expense would have totaled approximately $10.4 million, an increase of $1.1 million, or 11.3%, as compared to the same period of the prior fiscal year.  This increase for the nine-month period would have been attributable primarily to additional expenses necessary to operate new locations obtained in the Acquisition.

The income tax provision for the three- and nine-month periods ended March 31, 2011, was $916,000 and $4.4 million, respectively, increases of $672,000, or 274.2%, and $3.5 million, or 403.5%, respectively, as compared to the same periods of the prior fiscal year.  For both the three- and nine-month periods, the increase was attributed primarily to higher pre-tax income, with the nine-month period’s income increase primarily resulting from the bargain purchase gain resulting from the Acquisition.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, demand for loans and deposits in the Company’s market area, and competition.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company’s judgement as of the date of this release.  The Company disclaims however, any intent or obligation to update these forward-looking statements.

SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	March 31, 2011	June 30, 2010

Total assets	$702,393,000	$552,084,000
Available-for-sale securities	63,424,000	66,965,000
Loans, net	551,544,000	418,683,000
Allowance for losses on loans	6,411,000	4,509,000
Non-performing assets	2,265,000	2,048,000
Deposits	576,468,000	422,893,000
FHLB advances	33,500,000	43,500,000
Securities sold under repurchase agreements	25,983,000	30,369,000
Subordinated debt	7,217,000	7,217,000
Stockholders' equity	52,873,000	45,649,000

Equity to assets ratio	7.53%	8.27%
Allowance as a percentage of gross loans	1.15%	1.07%
Non-performing loans as a percentage of gross loans	0.13%	0.08%

Per common share:
Closing market price	$22.32	$15.01
Tangible book value per common share	19.79	16.62

	Three Months Ending March 31,		Nine Months Ending March 31,
Selected Operating Data:	2011	2010	2011	2010

Net interest income	$7,393,000	$4,008,000	$16,671,000	$12,125,000
Provision for loan losses	1,196,000	160,000	2,112,000	680,000
Non-interest income	850,000	713,000	9,537,000	2,208,000
Non-interest expense	4,153,000	3,239,000	10,877,000	9,357,000
Income taxes	916,000	245,000	4,362,000	866,000
Net income	1,978,000	1,077,000	8,857,000	3,430,000
Effective dividend on preferred shares	128,000	128,000	384,000	382,000
Net income available to common shareholders	$1,850,000	$949,000	$8,473,000	$3,048,000

Per common share:
Basic net income available to common shareholders	$.88	$.46	$4.06	$1.46
Diluted net income available to common shareholders	$.86	$.45	$3.93	$1.45
Cash dividends	$.12	$.12	$.36	$.36

Average common shares outstanding	2,093,000	2,083,000	2,087,000	2,083,000
Average diluted common shares outstanding	2,163,000	2,099,000	2,157,000	2,100,000

Profitability Ratios:
Return on average assets	1.15%	.80%	1.93%	.88%
Return on average common equity	17.3%	10.8%	29.0%	11.8%

Net interest margin	4.46%	3.15%	3.78%	3.29%
Net interest spread	4.24%	2.94%	3.56%	3.08%

Efficiency Ratio	50.4%	68.6%	41.5%	65.3%